EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 16, 1997, in the Registration Statement (Form S-2) and related Prospectus of AmeriLink Corporation for the registration of 1,000,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated May 16, 1997 with respect to the financial statement schedule of AmeriLink Corporation for the years ended March 30, 1997, March 31, 1996 and April 2, 1995 included in the Annual Report (Form 10-K) for 1997 filed with the Securities and Exchange Commission.




                                         /s/ Ernst & Young LLP


Columbus, Ohio
September 26, 1997